EXHIBIT 99.1

Olympic Steel Reports 2015 Second-Quarter Results

Board Declares Regular Quarterly Cash Dividend

CLEVELAND, Aug. 6, 2015 (GLOBE NEWSWIRE) -- Olympic Steel, Inc. (Nasdaq:ZEUS), a leading national metals service center, today announced financial results for the second quarter and six months ended June 30, 2015.

Second-quarter net sales were $315.3 million, compared with a record Company high of $386.0 million in 2014's second quarter. First-half net sales declined 9.8% to $661.1 million in 2015, versus $733.0 million in the same period last year. The revenue decrease in both periods was due to a decline in industry-wide shipments and lower average selling prices compared with the same periods last year.

In the fourth quarter of 2014, the Company recorded a charge to write down a portion of goodwill related to its tubular and pipe products segment. During the 2015 second quarter, it was determined that the remaining goodwill and certain other intangible assets related to this operating segment were impaired. This resulted in a $24.5 million pre-tax non-cash impairment charge being recorded in the quarter and six months ended June 30, 2015. This charge reduced reported 2015 second-quarter and first-half net income by $1.91 per share. Including the impairment charge, the Company reported a net loss of $22.3 million, or $1.99 per share, in the second quarter, compared with net income of $3.5 million, or $0.31 per diluted share, in the second quarter of 2014.

For the first half of 2015, including the impairment charge, the reported net loss was $21.2 million, or $1.89 per share, compared with net income of $6.3 million, or $0.57 per diluted share, in the prior-year period.

"Global metal markets have been challenged throughout 2015. Olympic Steel has not been immune to these factors," stated Chairman and Chief Executive Officer Michael D. Siegal. "Our stated objectives of reducing operating costs, debt reduction and enhancing cash flow, while retaining market share, are reflected in our results."

"We applaud the recent trade actions that have been filed and support the domestic industry's attempts to protect against unfairly traded imports," he added.

The Olympic Steel Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on Sept. 15, 2015, to shareholders of record on Sept. 1, 2015.

Conference Call and Webcast

A simulcast of Olympic Steel's 2015 second-quarter and first-half earnings conference call can be accessed via the investor relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10 a.m. ET today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; the strengthening of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the U.S.; the increased levels of imported steel in the United States; the availability and costs of transportation and logistical services; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings, including our recently launched internal program to improve earnings; our ability to generate free cash flow through operations and limited future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets ; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including the Winder, Georgia cut-to-length stretcher leveler project, and our business information system implementations; the successes of our operational excellence initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or customers' personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments, especially during periods of declining market pricing; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory reserve; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; the enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs for such contingencies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 35 facilities in North America.

For additional information, please visit the Company's website at www.olysteel.com or www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195

Olympic Steel, Inc.
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net sales	$ 315,251	$ 386,047	$ 661,116	$ 732,960

Costs and expenses

Cost of materials sold (exclusive of items shown below)	255,838	311,421	535,777	586,888
Warehouse and processing	21,722	23,785	44,259	45,145
Administrative and general	16,014	18,147	33,343	37,082
Distribution	9,568	10,990	18,870	20,846
Selling	4,900	6,483	10,791	13,001
Occupancy	2,306	2,426	5,016	5,296
Depreciation	4,628	5,465	9,218	10,921
Amortization	222	222	444	444
Impairment	24,451	--	24,451	--

Total costs and expenses	339,649	378,939	682,169	719,623

Operating income (loss)	(24,398)	7,108	(21,053)	13,337
Other income (loss), net	(26)	(4)	(58)	(2)

Income (loss) before interest and income taxes	(24,424)	7,104	(21,111)	13,335
Interest and other expense on debt	1,471	1,779	3,033	3,532

Income (loss) before income taxes	(25,895)	5,325	(24,144)	9,803
Income tax provision (benefit)	(3,635)	1,832	(2,953)	3,532

Net income (loss)	$ (22,260)	$ 3,493	$ (21,191)	$ 6,271

Earnings per share:

Net income (loss) per share-basic	$ (1.99)	$ 0.31	$ (1.89)	$ 0.57

Weighted average shares outstanding - basic	11,201	11,089	11,198	11,089

Net income (loss) per share-diluted	$ (1.99)	$ 0.31	$ (1.89)	$ 0.57

Weighted average shares outstanding - diluted	11,201	11,089	11,198	11,090

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At June 30, 2015	At Dec. 31, 2014
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$ 6,926	$ 2,238
Accounts receivable, net	137,712	123,804
Inventories, net (includes LIFO debit of $3,857 as of June 30, 2015, and $3,207 as of Dec. 31, 2014)	243,460	311,108
Prepaid expenses and other	11,454	20,434
Assets held for sale	--	1,125
Total current assets	399,552	458,709

Property and equipment, at cost	369,219	366,989
Accumulated depreciation	(196,821)	(189,603)
Net property and equipment	172,398	177,386

Goodwill	500	16,951
Intangible assets, net	25,202	33,646
Other long-term assets	14,688	14,056
Total assets	$ 612,340	$ 700,748

Liabilities

Current portion of long-term debt	$ 2,690	$ 3,530
Accounts payable	72,704	91,252
Accrued payroll	9,700	10,224
Other accrued liabilities	20,066	26,971
Total current liabilities	105,160	131,977

Credit facility revolver	209,395	244,090
Other long-term liabilities	12,412	13,249
Deferred income taxes	25,114	30,651
Total liabilities	352,081	419,967

Shareholders' equity

Preferred stock	--	--
Common stock	127,662	126,339
Accumulated other comprehensive loss	(763)	(549)
Retained earnings	133,360	154,991
Total shareholders' equity	260,259	280,781
Total liabilities and shareholders' equity	$ 612,340	$ 700,748

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2015	2014	2015	2014
Net sales
Carbon flat products	$ 209,207	$ 263,209	$ 437,752	$ 502,924
Specialty metals flat products	52,715	56,996	105,346	103,134
Tubular and pipe products	53,329	65,842	118,018	126,902
Total net sales	$ 315,251	$ 386,047	$ 661,116	$ 732,960

Depreciation and amortization
Carbon flat products	$ 3,147	$ 4,023	$ 6,308	$ 8,047
Specialty metals flat products	190	207	350	402
Tubular and pipe products	1,488	1,432	2,953	2,866
Corporate	25	25	51	50
Total depreciation and amortization	$ 4,850	$ 5,687	$ 9,662	$ 11,365

Operating income (loss)
Carbon flat products	$ (602)	$ 5,513	$ (251)	$ 8,919
Specialty metals flat products	(270)	902	440	2,344
Tubular and pipe products	2,504	2,853	6,758	6,290
Corporate	(1,579)	(2,160)	(3,549)	(4,216)
Impairment	(24,451)	--	(24,451)	--
Total operating income (loss)	$ (24,398)	$ 7,108	$ (21,053)	$ 13,337

Other income (loss), net	(26)	(4)	(58)	(2)
Income (loss) before interest and income taxes	(24,424)	7,104	(21,111)	13,335
Interest and other expense on debt	1,471	1,779	3,033	3,532
Income (loss) before income taxes	$ (25,895)	$ 5,325	$ (24,144)	$ 9,803

Capital expenditures
Flat products	$ 918	$ 2,214	$ 2,106	$ 3,230
Tubular and pipe products	1,624	552	2,127	1,873
Corporate	0	17	0	21
Total capital expenditures	2,542	$ 2,783	4,233	$ 5,124

	At June 30, 2015	At Dec. 31, 2014
Goodwill
Flat products	$ 500	$ 500
Tubular and pipe products	--	16,451
Total goodwill	$ 500	$ 16,951

Assets
Flat products	$ 430,037	$ 496,253
Tubular and pipe products	181,796	203,937
Corporate	507	558
Total assets	$ 612,340	$ 700,748

Other information:
(in thousands, except per-share data)	At June 30,	At Dec. 31,
	2015	2014

Shareholders' equity per share	$ 23.66	$ 25.55

Debt-to-equity ratio	0.81 to 1	0.88 to 1

	Six Months Ended
	June 30,
	2015	2014

Net cash from (used for) operating activities	$ 44,879	$ (30,055)

Cash dividends per share	$ 0.04	$ 0.04
CONTACT: IR Contact:
         Matthew J. Dennis, CFA
         Olympic Steel Investor Relations
         (216) 672-0522